EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
AmerUs Life Holdings, Inc.


We consent to incorporation by reference in the Registration Statement Nos. 333-32201, 333-32203, 333-20907, 333-20905, 333-63895, 333-72237, and 333-91493
on Forms S-8, Registration Statement No. 333-40065 on Form S-4, and Registration Statement Nos. 333-72643 and 333-50249 on Forms S-3 of our reports dated February 2, 2000, relating to the consolidated balance sheets of AmerUs Life Holdings, Inc. and subsidiaries as of December 31, 1999 and 1998, and related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1999, which appears in the December 31, 1999 annual report on Form 10-K of AmerUs Life Holdings, Inc.



                                            KPMG LLP

Des Moines, Iowa
March 8, 2000